Exhibit 99.1

IMPORTANT NOTICE CONCERNING THE ORANGE COUNTY BANCORP, INC.
401(K) PLAN AND YOUR ABILITY TO TRADE SHARES OF
ORANGE COUNTY BANCORP, INC. SECURITIES

December 19, 2023
This notice is being sent to all executive officers and directors of Orange County Bancorp, Inc. in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Regulation BTR.
In connection with a change in the record keeper of the Orange County Bancorp, Inc. 401(k) Plan (the “Plan”), Plan participants temporarily will be unable to direct or diversify the assets held in their Plan accounts, including shares of Orange County Bancorp, Inc. common stock.  This period, during which participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”
During this blackout period, you may not directly or indirectly purchase, sell, or otherwise acquire or transfer any equity security of Orange County Bancorp, Inc. acquired in connection with your service or employment as a director or executive officer of Orange County Bancorp, Inc.  Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares of Orange County Bancorp, Inc. and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.
The blackout period, which is necessary to transfer the assets, recordkeeping and other services related to the Plan from the current administrator of the Plan, Pentegra Services, Inc., to Empower Retirement, LLC, will begin at 4:00 p.m., Eastern time, on January 19, 2024, and is expected to be completed by the week of February 23, 2024, provided, however, that the blackout period may be extended due to events that are beyond the control of Orange County Bancorp, Inc.
In addition to this Sarbanes-Oxley blackout, please remember that Orange County Bancorp, Inc. observes regularly scheduled blackout periods that restrict your ability to trade in Orange County Bancorp, Inc. stock.
During the blackout period, and for a period of two years after the end date thereof, a security holder or other interested person may obtain, without charge, information regarding the blackout period, including the actual beginning and end dates of the blackout period from, and may direct other inquiries about the blackout period to, Michael Lesler, Senior Vice President and Chief Financial Officer of the Company, at 212 Dolson Avenue, Middletown, New York 10940; telephone number: (845) 341-5111.